Parcel No. 26-028-40-047
     Record Plan/Microfilm No.
     Prepared by:  PIRCHER, NICHOLS & MEEKS
     1999 Avenue of the Stars
     Suite 2600
     Los Angeles, California  90067
     Attn:  Jay B. Newman, Esquire

                  MEMORANDUM OF MUTUAL RELEASES

     THIS MEMORANDUM OF MUTUAL RELEASES is made and entered into as of the 15th day of November, 1994 by and between THREE HUNDRED DELAWARE AVENUE ASSOCIATES, L.P., a Texas limited partnership ("Borrower"), and EML ASSOCIATES, a New York general partnership ("Lender").

                        WITNESSETH, THAT:

          A.   WHEREAS, on February 28, 1989 Lender made a loan (the
"Loan") to Borrower in the original principal amount of $9,500,000 which Loan is evidenced by a promissory note (the "Note") captioned "MORTGAGE NOTE" in that amount dated February 28, 1989. The Note is secured by, among other things, that certain mortgage (the "Mortgage") captioned "DELAWARE MORTGAGE AND SECURITY AGREEMENT" dated February 28, 1989 by Borrower, as mortgagor, in favor of Lender, as mortgagee, and recorded on March 1, 1989 in the New Castle County Recorder of Deeds Office at Record Book Volume 1366, Page 108.

          B. On November 15 ,1994, Lender and Borrower entered into that certain agreement (the "Agreement") captioned "DEED IN LIEU OF FORECLOSURE AGREEMENT" providing for, among other matters, the conveyance by Borrower to Lender of that certain real property (the"Property") located at 300 Delaware Avenue in the City of Wilmington, County of New Castle, State of Delaware, consisting primarily of an office building sometimes known as "The Bank of Delaware Building" which property is described on Exhibit "A" attached hereto and made a part hereof.

          C. Pursuant to the Agreement and concurrently with the conveyance of the Property by Borrower to Lender, Borrower and Lender each provided the other with mutual releases (the"Releases") with respect to the Property, the Loan and the agreements, documents and instruments evidencing and/or securing the Loan (herein called the "Loan Documents") as provided for in paragraphs 6B and 6C of the Agreement and Lender has provided with a covenant not to sue as provided Borrower for in paragraph 6A of the Agreement.

          D. Borrower and Lender have entered into this Memorandum of Mutual Releases to evidence the Releases and the covenant not to sue in the real property records for the Property.

          NOW THEREFORE, in consideration of the recitals set forth above and the mutual undertakings of the parties hereto, and the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by each party to the other, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Lender and Borrower agree as follows:

          1. Lender, for itself, and to the extent enforceable, The Equitable Life Assurance of the United States ("Equitable"), affiliates of Lender, affiliates of Equitable (including, but not limited to, Equitable Real Estate Investment Management, Inc.) and their respective successors and assigns, as of the date hereof, hereby absolutely and irrevocably waive, release and forever discharge Borrower and its partners, officers, shareholders, directors, associated and affiliated agents, associated and affiliated servants, associated and affiliated advisors, employees, parent and subsidiary corporations, participants and predecessor entities to any of the foregoing from any and all "Claims" (as such term is defined in the Agreement) as provided for in paragraph 6B of the Agreement.

          2. Borrower, for itself, and to the extent enforceable, JMB Realty corporation ("JMB"), affiliates of Borrower, affiliates of JMB (including, but not limited to, JMB Income Properties, Ltd.-XI) and their respective successors and assigns, as of the date hereof, hereby absolutely and irrevocably waive, release and forever discharge Lender and its partners, officers, shareholders, directors, associated and affiliated agents, associated and affiliated servants, associated and affiliated advisors, employees, parent and subsidiary corporations, participants and predecessor entities to any of the foregoing from any and all Claims as provided for in paragraph 6C of the Agreement.

          3. Lender, for itself and its successors and assigns, covenants and agrees that it will not bring, file or commence any action, suit, claim or cause of action against Borrower, or its successors and assigns, with respect to any duty, obligation or liability of the borrower under the Loan Documents.

          4. The waivers, releases and covenants provided for in paragraphs 1,2 and 3 above are made in accordance with the terms and provisions of the Agreement and are subject to the terms and provisions of paragraph 6D of the Agreement.

          5. The provisions of the Memorandum are intended to provide record notice of certain terms and provisions of the Agreement, and are not intended to modify any of the terms or provisions of the Agreement. In the event of any inconsistency or contradiction between any term or provision of the Memorandum with any term or provision of the Agreement, the Agreement shall govern and control.

          IN WITNESS WHEREOF, this Memorandum of Mutual Releases is made and entered into as of the day and year first above written.

               THREE HUNDRED DELAWARE AVENUE ASSOCIATES, L.P., a Texas limited Partnership

               By:  JMB INCOME PROPERTIES, LTD.-XI,
                    an Illinois limited partnership,
                    General Partner

                    By:  JMB REALTY CORPORATION,
                         a Delaware corporation
                         General Partner

                         By:    ____________________
                         Name:  ____________________
                         Title: ____________________
                                        "Borrower"


               EML ASSOCIATES,
               a New York general partnership

               By:  ML/EQ Real Estate Portfolio, L.P.
                    a Delaware limited partnership

               By:  EREIM Mangaers Corp., general partner

               By:  Equitable Real Estate Investment Mgmt.,Inc.
                    authorized signatory of EREIM Managers Corp.

                    By:  FREDERICK F. BUCHHOLZ
                         ------------------------
                         Frederick F. Buchholz,
                         Executive Vice President